Prospect Energy Corporation Prices Public Offering of Common Stock

NEW YORK, NY -- 08/10/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced that it priced a public offering of 4,971,000 shares of common stock at $15.30 per share, raising $76,056,300 in gross proceeds. Prospect expects to use the net proceeds of this offering to repay outstanding indebtedness, to fund investments in portfolio companies and for general corporate purposes.

The offering is subject to customary closing conditions and the shares are expected to be delivered on August 16, 2006. Prospect has also granted the underwriters an option to purchase up to an additional 745,650 shares of common stock to cover over-allotments, if any.

Morgan Keegan & Company, Inc. managed the offering, with the following co-managers: Ferris, Baker Watts, Incorporated, Oppenheimer & Co. Inc., D.A. Davidson & Co., and Sterne, Agee & Leach, Inc.

Copies of the prospectus supplement relating to the offering may be obtained by contacting Morgan Keegan & Company, Inc., 50 N. Front Street, 19th Floor, Memphis, Tennessee, 38103; (901) 524-4100. Investors should consider the investment objectives, risks, and charges and expenses of Prospect carefully before investing. The prospectus supplement and the accompanying prospectus contain these and other information about Prospect. Investors should read the prospectus supplement and the accompanying prospectus carefully before investing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702